UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1568099
(State of incorporation or organization)	(IRS Employer Identification No.)

399 Park Avenue New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series K	New York Stock Exchange

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: File No. 333-172562

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Citigroup Inc. (the “Registrant”) registers hereunder its depositary shares (the “Depositary Shares”) representing fractional interests in its 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K (the “Preferred Stock”). For a description of the securities to be registered hereunder, reference is made to the information under the heading “Description of Preferred Stock” on pages 49 through 51 and “Description of Depositary Shares” on pages 52 through 54 of the Registrant’s prospectus dated May 12, 2011 (Registration No. 333-172562). In addition, a detailed description of the Preferred Stock and the Depositary Shares may be found under the heading “Description of the Preferred Stock” on pages S-7 through S-21 and “Description of the Depositary Shares” on pages S-22 through S-23 of the prospectus supplement dated October 24, 2013, which description, and Registrant’s prospectus, is hereby incorporated herein by reference and made part of this registration statement in its entirety.

Item 2.	Exhibits.

3.1	Restated Certificate of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q filed August 2, 2013 (File No. 1-9924).

3.2	Certificate of Designations of the 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 31, 2013.

3.3	By-Laws of the Registrant, as amended, incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K filed January 10, 2013 (File No. 1-9924).

4.1	Deposit Agreement, dated October 31, 2013, among the Registrant, Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally charted national association, jointly as Depositary, and all holders from time to time of Depositary Receipts, Depositary Shares and the related 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 31, 2013.

4.2	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1 hereto).

4.3	Form of certificate representing the 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K (included in Exhibit 3.2 hereto).

4.4	Prospectus dated May 12, 2011, incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed on March 11, 2011 (Registration No. 333-172562).

4.5	Prospectus Supplement dated October 24, 2013, incorporated by reference to the Registrant’s filing under Rule 424(b)(2) on October 25, 2013.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 1, 2013	CITIGROUP INC.

/s/ Le Roy Davis
Name: Le Roy Davis
Title: Assistant Treasurer